                                 EXHIBIT (99-3)

 Directors and Officers (Second and Fifth) Excess Liability Binder of Insurance

                                                                    Exhibit 99-3

[ACE LOGO]     ACE Bermuda              PO Box I-M 1015
               Insurance Ltd.           Hamilton HM DX
               The ACE Building         Bermuda
               30 Woodbourne Avenue
               Hamilton HM 08           441 295 5200 main
ace bermuda    Bermuda                  www.acelimited.com


ACE Bermuda Insurance Ltd. is pleased to confirm binding the following:

Policy Period:           June 30th, 2001--June 30th, 2002
Limit of Liability:      $45 Million xs $50 Million
                         $5 Million xs $170 Million


Premium:              $375,000.00 Gross
Less 12% Commission:   $45,000.00
                      -----------
Premium Due:          $330,000.00 Net


Underlying Structure:
--------------------
NAME                LIMITS
                    D&O/CR
CODA                $25M
XL                  $25M
ACE                 $45M
CHUBB ATLANTIC      $25M
STARR               $25M
XL                  $25M
ACE                 $5M

One of the ACE Group of Insurance & Reinsurance Companies.

[ACE LOGO]

ace bermuda

SPECIAL CONDITIONS
------------------
1. Followed Policy is XL.
2. Discovery Period & Pct: as per followed policy.
3. Cancellation Period:365 days (as expiring)
4. Coverage is D&O and CR.
5. Cover will be issued on Policy Form ACE D&O 5/96, Policy No. PG-9470D.
6. Endorsements to be included:
     Endorsement evidencing ACE will not follow section 18(b) of the CODA policy
7. Binding is subject to receipt of the appropriate premium on or before Monday, July 2nd, 2001.

Best regards,
/s/ Jonathan Evans
Jonathan Evans
ACE Bermuda Insurance Ltd.

Page 2/2